Exhibit 21.1

SUBSIDIARIES OF GULFMARK OFFSHORE, INC.

Name of Subsidiary or Organization	State or Country of Incorporation

Gulf Offshore N.S. Ltd.	United Kingdom

GulfMark North Sea Ltd.	United Kingdom

S.E.A. Personnel Limited	United Kingdom

Dianne Operating Ltd.	United Kingdom

Gulf Marine Far East PTE, Ltd.	Singapore

Gulf Offshore Marine International, Inc.	Panama

Gulf Marine do Brazil, Ltd.	Brazil

Semaring Logistics (M) Sdn. Bhd.	Malaysia

Chalvoyage (M) Sdn. Bhd.	Malaysia

GulfMark Norge AS	Norway

Gulf Offshore Norge AS	Norway

GM Offshore, Inc.	Delaware